                                                                  EXHIBIT 4





                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                            FOR PARTICIPANTS IN THE
                MOORCO INTERNATIONAL INC. RETIREMENT INCOME PLAN

                      (Established as of January 1, 1995)

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                            FOR PARTICIPANTS IN THE
                MOORCO INTERNATIONAL INC. RETIREMENT INCOME PLAN

                      (Established as of January 1, 1995)

                                     INDEX

                                                                            Page
                                                                            ----
ARTICLE I            ESTABLISHMENT AND PURPOSE . . . . . . . . . . .          1
Section:
            1.1      Establishment . . . . . . . . . . . . . . . . .          1
            1.2      Purpose   . . . . . . . . . . . . . . . . . . .          1
            1.3      Application of Plan . . . . . . . . . . . . . .          1
            1.4      ERISA Status  . . . . . . . . . . . . . . . . .          1

ARTICLE II           DEFINITIONS AND CONSTRUCTION  . . . . . . . . .          1
Section:

            2.1      Definitions . . . . . . . . . . . . . . . . . .          1
            2.2      Gender and Number . . . . . . . . . . . . . . .          5
            2.3      Severability  . . . . . . . . . . . . . . . . .          5
            2.4      Applicable Law  . . . . . . . . . . . . . . . .          5
            2.5      Plan Not an Employment Contract . . . . . . . .          5
            2.6      Funding   . . . . . . . . . . . . . . . . . . .          6
            2.7      Tax Withholding . . . . . . . . . . . . . . . .          6
            2.8      Effect on Other Plans . . . . . . . . . . . . .          6


ARTICLE III          PARTICIPATION . . . . . . . . . . . . . . . . .          7

ARTICLE IV           BENEFITS. . . . . . . . . . . . . . . . . . . .          7
Section:

            4.1      Normal Retirement Benefit . . . . . . . . . . .          7
            4.2      Early Retirement Benefit  . . . . . . . . . . .          8
            4.3      Disability Benefit  . . . . . . . . . . . . . .          8
            4.4      Vested Separation Benefit . . . . . . . . . . .          9
            4.5      Death Benefits  . . . . . . . . . . . . . . . .         10
            4.6      Form of Payment . . . . . . . . . . . . . . . .         11
            4.7      Participation Agreement . . . . . . . . . . . .         11
            4.8      Transfer of Employment  . . . . . . . . . . . .         11

ARTICLE V           ADMINISTRATION . . . . . . . . . . . . . . . . .         11
Section:

            5.1      Administration  . . . . . . . . . . . . . . . .         12
            5.2      Expenses  . . . . . . . . . . . . . . . . . . .         12
            5.3      Indemnification and Exculpation . . . . . . . .         12
            5.4      Non-Alienation of Benefits  . . . . . . . . . .         12
            5.5      Resolution of Disputes  . . . . . . . . . . . .         13

ARTICLE VI           MERGER, AMENDMENT AND TERMINATION . . . . . . .         13
Section:

            6.1      Merger, Consolidation or
                       Acquisition . . . . . . . . . . . . . . . . .         13
            6.2      Amendment and Termination . . . . . . . . . . .         13
            6.3      Adoption Procedure  . . . . . . . . . . . . . .         14

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                            FOR PARTICIPANTS IN THE
                MOORCO INTERNATIONAL INC. RETIREMENT INCOME PLAN

                      (Established as of January 1, 1995)


                                   ARTICLE I

                           ESTABLISHMENT AND PURPOSE


          1.1 Establishment: Moorco International Inc., a Delaware corporation (the "Company"), hereby establishes, effective as of January 1, 1995, an unfunded plan to be known as the Supplemental Executive Retirement Plan for Participants in the Moorco International Inc. Retirement Income Plan (the "Plan"), for the benefit of a select group of management or highly compensated employees of the affiliates of the Company that adopt the Plan pursuant to Section 6.3 hereof.

          1.2 Purpose: The purpose of this Plan is generally to provide to certain selected salaried officers and other key management employees a method of supplementing the retirement benefit under the Moorco International Inc. Retirement Income Plan (the "Retirement Plan").

          1.3 Application of Plan: The terms of this Plan are applicable only to those employees of any Employer (i) who are participants in the Retirement Plan and (ii) who are designated as participants in this Plan under a Participation Agreement.

          1.4 ERISA Status: The Plan is intended to qualify for the exemptions provided under Title I of the Employee Retirement Income Security Act ("ERISA") for plans that are not qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.


                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION


           2.1 Definitions: Except as otherwise indicated herein, the terms used in this Plan shall have the same meaning as they have under the Retirement Plan.

          For purposes of this Plan, the following definitions shall apply:

               a. "Actuarial Equivalent" shall mean an amount or a benefit of equivalent current value to the retirement benefit which would otherwise be provided to a Participant under this Plan, determined on the basis of the Unisex Pension 1984 Mortality Table and the immediate interest rate published by the Pension Benefit Guaranty Corporation and in effect on the first day of each calendar year.

               b. "Accrual Service" shall have the same meaning as the term Credited Service under the Retirement Plan.

               c. "Administrative Committee" shall mean the person or committee designated as the Plan Administrator under the Retirement Plan from time to time by the Board of Directors of the Company or as otherwise designated under Section 5.1 of the Plan.

               d. "Average SERP Pay" shall mean a Participant's average Compensation during the Participant's final five full calendar years of Accrual Service. If a Participant has less than five full calendar years of Accrual Service in which the Participant received Compensation, Average SERP Pay will be equal to the Participant's average Compensation during the Participant's calendar years of Accrual Service. In no event shall Average SERP Pay exceed $500,000; provided however, such limit shall be adjusted each January 1, beginning January 1, 1996, to reflect the percentage change in the CPI-U for the 12 month period ending on the preceding October 31.

                e. "Beneficiary" shall mean any person designated by a Participant to receive any payment of benefits under this Plan in the event the Participant dies leaving no Surviving Spouse, or if no such designation is made, such Participant's estate.

               f. "Benefit Restoration Plan" shall mean the Benefit Restoration Plan for Participants in the Moorco International Inc. Retirement Income Plan as established effective January 1, 1995 and as thereafter amended.

              g. "Board of Directors" shall mean the Board of Directors of the Company.

              h. "Change in Control" shall be deemed to have occurred on the first day following January 1, 1995 upon which any person or group of persons or entity or group of entities acquires either (i) direct or indirect voting power sufficient to elect a majority of the directors of the Company or (ii) stock or assets of some or all of the Company's operating units comprising 60% or more of the Company's total assets (as shown on the Company's financial statements for the immediately preceding fiscal year).

               i. "Company" shall mean Moorco International Inc. or any successor thereto.

               j. "Compensation" shall mean a Participant's base pay plus any incentive bonus paid in a calendar year.

               k. "Compensation Committee" shall mean the Compensation Committee of the Board of Directors.

               l. "CPI-U" shall mean the Consumer Price Index for all Urban Consumers as published by the U.S. Department of Labor Bureau of Labor Statistics.

               m. "Disability" shall mean Disability as defined in Article I of the Retirement Plan.

               n. "Disability Benefit" shall mean the benefit payable to a Participant pursuant to Section 4.3 of the Plan.

               o. "Early Retirement Benefit" shall mean the annual retirement benefit payable to a Participant pursuant to Section 4.2 of the Plan.

               p. "Employee" shall mean any person who is regularly employed full-time on a salaried basis by an Employer, including, but not limited to, any employee who is also an officer or director of an Employer.

               q. "Employer" shall mean (i) Smith Meter Inc., Crosby Valve & Gage Company and Moorco Service Inc., during such time as each of these companies is a Participating Affiliate, and (ii) any Participating Affiliate that (A) has been offered participation in the Plan by the Company and (B) has adopted the Plan by action of its board of directors in accordance with Section 6.3.

               r. "Level A Participant" shall mean an Employee designated as a Level A Participant in the Participation Agreement.

               s. "Level B Participant" shall mean an Employee designated as a Level B Participant in the Participation Agreement.

               t. "Normal Retirement Age" shall mean termination of employment of a Participant at (i) age 62 or later provided the Participant has completed 10 years of Vesting Service or (ii) age 65; provided however, that the Normal Retirement Age of an Employee hired after age 60 is the date he completes the service requirements for eligibility for a benefit under the Retirement Plan.

               u. "Normal Retirement Benefit" shall mean the annual retirement benefit payable to a Participant pursuant to Section 4.1 of this Plan.

               v. "Normal Retirement Date" shall mean the later of (i) the first day of the month coincident with or next following the date the Participant attains the Normal Retirement Age or (ii) the first day of the month coincident with or next following the date the Participant terminates employment with the Company.

               w. "Participant" shall mean an Employee who is a participant in the Retirement Plan and who is eligible to participate in this Plan under
     Article III.

               x. "Participating Affiliate" shall mean an affiliate of the Company that has adopted, and has not terminated participation in or withdrawn from, the Retirement Plan in accordance with the provisions thereof.

               y. "Participation Agreement" shall mean the Participation Agreement between the Employee and an Employer designating the Employee as a Participant under the Plan and specifying whether the Employee is a Level A Participant or Level B Participant. Notwithstanding anything to the contrary in this Plan, the Participation Agreement may set forth specific terms or provisions modifying the terms of this Plan with respect to the named Participant, and the terms of such Participation Agreement shall be controlling.

               z. "Primary Social Security Benefit" shall mean the monthly amount of primary old age insurance benefit under the Social Security Act available to a Participant at the time set forth in Article IV of this Plan.

               aa. "Retirement Plan" shall mean the Moorco International Inc. Retirement Income Plan, as amended from time to time; provided, however, that for purposes of all definitions of terms, in the event the Moorco International Inc. Retirement Income Plan is merged with or into another retirement plan or is terminated, the term "Retirement Plan" shall refer to the Moorco International Inc. Retirement Income Plan in effect immediately prior to the merger or termination.

               bb. "Surviving Spouse" shall mean the person married to a Participant at the date of his death.

               cc. "Vested Benefit" shall mean the annual retirement benefit payable to a Participant pursuant to Section 4.4 of the Plan.

               dd. "Vesting Service" shall mean the years of service credited to a Participant under Article IV of the Retirement Plan or any successor plan for purposes of determining the Participant's vested percentage in his benefit under that plan.

          2.2 Gender and Number: Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

          2.3 Severability: In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy questions of illegality or invalidity by amendment as provided in the Plan.

          2.4 Applicable Law: This Plan shall be governed and construed in accordance with the laws of the State of Texas.

          2.5 Plan Not an Employment Contract: The Plan is not an employment contract. Eligibility for benefits under the Plan does not give to any person the right to be continued in employment by an Employer, and all persons remain subject to change of salary, transfer, change of job, discipline, layoff, discharge (with or without cause), or any other change of employment status.

          2.6 Funding: Subject to Section 4.8, the benefits described in this Plan are contractual obligations of each Employer to pay compensation for services, and shall constitute a liability to the Participant of the Employer entering into the Participation Agreement and/or his or her beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of each Employer, and benefits shall be reflected on the accounting records of the Employer but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. However, the Employers may, in their discretion, purchase insurance contracts as unrestricted assets of the Employer or establish a rabbi trust arrangement for the purpose of providing payments due hereunder. No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits. No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Employer may purchase, establish or accumulate to aid in providing the benefits described in this Plan, except to the extent the Participant may be a beneficiary of any rabbi trust arrangement that the Employer may in its discretion establish. Nothing contained in this Plan shall create or be construed to create a trust or a fiduciary relationship of any kind between an Employer and a Participant or any other person. Notwithstanding anything to the contrary in this Plan, however, the Company agrees to remain liable for any benefits otherwise payable by Moorco Service Inc., to the extent not paid, and if and to the extent the Company has such a liability it shall be considered an Employer under this Plan.

          2.7 Tax Withholding: The Employer may withhold from a payment of a benefit hereunder any federal, state, or local taxes required by law to be withheld with respect to such payment.

          2.8 Effect on Other Plans: Amounts accrued or paid under this Plan shall not be considered compensation for the purposes of the qualified plans or life insurance plans of the Company or any Employer.

                                  ARTICLE III

                                 PARTICIPATION


           An Employee shall become a Participant in this Plan if (i) the Employee is an officer, subsidiary president or a member of a select group of management or highly compensated employees, (ii) the Employee is selected by the Compensation Committee to participate in the Plan, and (iii) an Employer has entered into a Participation Agreement with the Employee specifying the effective date of participation and the designation of the Employee as a Level A or Level B Participant.


                                   ARTICLE IV

                                    BENEFITS

           4.1 Normal Retirement Benefit: If the Participant terminates employment with in Employer on or after the date the Participant attains Normal Retirement Age, the Company shall pay a Normal Retirement Benefit commencing on such Participant's Normal Retirement Date equal to:

               (a) (i) For all Level A Participants, 1.6% of Average SERP Pay multiplied by the Participant's years of Accrual Service at termination of employment (not to exceed 30 years of Accrual Service) or (ii) for all Level B Participants, 1.3% of Average SERP Pay multiplied by the Participant's years of Accrual Service at termination of employment (not to exceed 30 years of Accrual Service), minus

               (b) any retirement benefits that would be payable to such Participant under the Retirement Plan, or any successor plan to the Retirement Plan, and the Benefit Restoration Plan, calculated by assuming such Retirement Plan benefit and Benefit Restoration Plan benefit commence on the same date as the benefit payable under this Plan and are payable in the form of a single life annuity; minus

               (c) the Participant's Primary Social Security Benefit at time of termination.

           4.2 Early Retirement Benefit: If the Participant terminates employment with an Employer prior to Normal Retirement Age but after the date such Participant attains age 55 and completes 10 Years of Vesting Service, the Company shall pay an Early Retirement Benefit equal to:

               (a) (i) For all Level A Participants, 1.6% of Average SERP Pay multiplied by the Participant's years of Accrual Service at termination of employment (not to exceed 30 years of Accrual Service), reduced by 6% per year for each full year that commencement of benefits precedes the Participant's attainment of Normal Retirement Age or (ii) for all Level B Participants, 1.3% of Average SERP Pay multiplied by the Participant's years of Accrual Service at termination of employment (not to exceed 30 years of Accrual Service), reduced by 6% per year for each full year that commencement of benefits precedes the Participant's attainment of Normal Retirement Age, minus

               (b) any retirement benefits that would be payable to such Participant under the Retirement Plan, or any successor plan to the Retirement Plan, and the Benefit Restoration Plan assuming such Retirement Plan benefit and Benefit Restoration Plan benefit commence on the same date as the benefit payable under this Plan and are payable in the form of a single life annuity; minus

               (c) the Participant's Primary Social Security Benefit projected to be payable at age 62 based on Social Security Act provisions in effect at the date of Participant's termination of employment, or if a lesser amount, using the provisions in effect at the time benefits commence under this Plan, and reduced by 6% per year for each full year that commencement of benefits precedes the Participant's attainment of Normal Retirement Age.

Such Early Retirement Benefit shall be payable simultaneously with the commencement of an annuity under the Retirement Plan or, if the Participant does not elect an annuity under the Retirement Plan, on such date as the Participant elects by written notice to the Administrative Committee.

           4.3 Disability Benefit: If a Participant terminates employment with an Employer because of Disability prior to such Participant's Normal Retirement Age, the Participant shall be entitled to a Disability Benefit equal to the retirement benefit payable under this Plan at Normal Retirement Age, calculated by assuming the Participant had continued service at the same rate of Compensation in effect on termination until the earlier of Normal Retirement Age or the date the Participant has no Disability. Payments of the Disability Benefit, if any, shall commence at Normal Retirement Age, unless the Employer and the Participant agree to an earlier commencement date.

           4.4 Vested Separation Benefit: If a Participant (i) has terminated employment with an Employer prior to being eligible for a Normal Retirement Benefit or Early Retirement Benefit under this Plan and (ii) has completed five years of Vesting Service with an Employer, such Participant shall be eligible for a Vested Benefit equal to:

               (a) (i) For all Level A Participants, 1.6% of Average SERP Pay multiplied by the Participant's years of Accrual Service at termination of employment (not to exceed 30 years of Accrual Service) or (ii) for all Level B Participants, 1.3% of Average SERP Pay multiplied by the Participant's years of Accrual Service at termination of employment (not to exceed 30 years of Accrual Service), minus

               (b) any retirement benefits that would be payable to such Participant under the Retirement Plan or any successor plan to the Retirement Plan and the Benefit Restoration Plan assuming such Retirement Plan benefit and Benefit Restoration Plan benefit commence at Normal Retirement Age under this Plan and are payable in the form of a single life annuity; minus

               (c) the Participant's Primary Social Security Benefit projected to be payable at normal Retirement Age based on the Social Security Act provisions in effect at the date of Participant's termination of employment, or if a lesser amount, using the provisions in effect at the time benefits commence under this Plan.

Such Vested Benefit shall be payable at Normal Retirement Age; provided however, that if a Participant elects to commence payment of benefits under the Retirement Plan in the form of an annuity, the benefit under this Plan shall commence simultaneously with such Retirement Plan benefit (but shall not commence before attainment of age 55). If the Participant does not elect payments under the Retirement Plan in the form of an annuity, the Participant may elect to commence the Vested Benefit at any time after attainment of age 55 by written notice to the Administrative Committee. If the Participant's commencement date for the Vested Benefit precedes his Normal Retirement Date, his Vested Benefit shall be reduced to an amount which is the Actuarial Equivalent of the Participant's Vested Benefit payable at his Normal Retirement Date.

           4.5 Death Benefits:

               (a) Prior to commencement of Benefits. If a Participant dies prior to commencement of benefits under this Plan but after such Participant (i) has attained Normal Retirement Age, (ii) has terminated due to Disability or
(iii) has completed five years of Vesting Service, such Participant shall be entitled to a death benefit as follows:

                    a. If the Participant has a Surviving Spouse, the Surviving Spouse shall be entitled to a benefit in the form of a survivor annuity. If the Participant dies after attainment of age 55, the Surviving Spouse shall receive as a survivor annuity the same benefit that would have been payable to the survivor if the Participant had retired with an immediate joint and 50% survivor annuity on the day before the Participant's date of death. If the Participant dies on or before attainment of age 55, the Participant's Surviving Spouse shall receive the same benefit that would have been payable if the Participant had (i) terminated employment on the termination of employment or the date of death, (ii) survived to his attainment of age 55, (iii) retired with an immediate joint and 50% survivor annuity at attainment of age 55, and (iv) died on the day after attainment of age 55. A Surviving Spouse shall begin to receive payments as of the first day of the month following the later of (i) the date the Participant would have attained age 55, or (ii) the Participant's date of death, and shall continue to be paid monthly for the life of the Surviving Spouse.

                    b. If the Participant does not have a Surviving Spouse, the Participant's Beneficiary shall be entitled to a death benefit which shall consist of monthly payments for a period of 60 months. If the Participant dies on or after attainment of age 55, the amount of each such monthly payment shall be the benefit such deceased Participant would have been entitled to receive, pursuant to this Plan had he elected to receive, beginning as of the date immediately prior to his death, a single life annuity with a term certain of 60 months. In the event the Participant's death occurs prior to attainment of age 55, such benefit shall be the Actuarial Equivalent of the benefit of the Participant would have been eligible to receive if the Participant had
          (i) termi-
          nated employment on the earlier of actual termination of employment or the date of death, (ii) survived to his attainment of age 55, (iii) retired with an immediate single life annuity with a term certain of 60 months at attainment of age 55, and (iv) died on the date after attainment of age 55. Payment of this death benefit shall begin as of the first day of the month following the later of (i) the date the Participant would have attained age 55, or (ii) the Participant's date of death and end as of the first day of the month in which a total of 60 monthly payments have been made to the Beneficiary of the Participant.

               (b) After commencement of Benefits. Any death benefit payable after payment of benefits has commenced under this Plan will be paid in accordance with the form of payment selected by Participant at the date of commencement of benefits under this Plan.

           4.6 Form of Payment: The Employer shall pay the annual benefit described in Section 4.1, 4.2, 4.3 and 4.4 of this Plan in the form of a monthly annuity for the life of the Participant; provided however, that a Participant may elect to have the Actuarial Equivalent of the benefit under this Plan payable in the form of any optional form of benefit payment available pursuant to the terms of the Retirement Plan.

          4.7 Participation Agreement: Each Participant eligible for a benefit under this Plan must sign a Participation Agreement. The Participation Agreement shall be by and between the Participant and the Participant's Employer. Benefits payable pursuant to a Participation Agreement shall cease to accrue as of the date the Participant terminates employment with the Employer; provided, however, that Participant transfers employment to another Employer, benefits shall continue to accrue and shall be paid pursuant to Section 4.8.

          4.8 Transfer of Employment: If a Participant transfers employment to another Employer, benefits shall continue to accrue under the Participation Agreement and shall be paid, in their entirety, by the Employer for whom the Participant last performs services as an Employee. In such event, all previous Employers of the Employee shall be relieved of all liability for the payment of benefits under this Plan and the related Participation Agreement.

                                   ARTICLE V

                                 ADMINISTRATION


           5.1 Administration: The Administrative Committee shall be the Plan Administrator and shall be responsible for the administration and operation of the Plan; provided that immediately following a Change in Control, the Board of Directors of the Company shall designate a successor Plan Administrator which shall in all events be independent of the Company and any affiliate of the Company and shall serve as the Administrative Committee hereunder. The determinations by the Administrative Committee as to any disputed questions arising under the Plan, including the Employees who are eligible to be Participants in the Plan and the amounts of their benefits under the Plan, and the construction and interpretation by the Administrative Committee of any provision of the Plan, shall be final, conclusive and binding upon all persons including Participants; their beneficiaries, the Company, its stockholders and Employees and the Employers.

           5.2 Expenses: The expenses of administering the Plan shall be borne by the Employers.

           5.3 Indemnification and Exculpation: The members of the Administrative Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person's gross negligence or willful misconduct.

           5.4 Non-Alienation of Benefits: Except by mutual agreement among the Company, the Employer and the Participant, any benefit payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt at such shall be void, and any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

           5.5 Resolution of Disputes:

               (a) All costs, fees and expenses of any arbitration or litigation in connection with this Plan which results in any decision or settlement requiring an Employer to make a payment to the Participant, including, without limitation, attorneys' fees, shall be borne by, and be the obligation of, the Employer. In no event shall the Participant be required to reimburse the Employer for any of the costs and expenses incurred by the Employer relating to arbitration or litigation.

               (b) Pending the outcome or resolution of any arbitration or litigation, the Employer shall continue payment of all amounts due the Participant without regard to any dispute.


                                   ARTICLE VI

                       MERGER, AMENDMENT AND TERMINATION


           6.1 Merger, Consolidation or Acquisition: In the event of (i) a merger, consolidation or acquisition where an Employer is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, or (ii) the Employer's termination of status as a Participating Affiliate, this Plan shall terminate with respect to such Employer, and no additional benefits shall accrue for the Employees of such Employer. Unpaid benefits shall continue to be paid as scheduled unless the successor or acquiring corporation elects to accelerate payment and the Participant consents to the accelerated payment.

           6.2 Amendment and Termination: The Board of Directors of the Company may amend, modify, or terminate the Plan in whole or in part at any time, and any adopting Employer may terminate the Plan as to its own Employees at any time, provided, however, that no amendment to Section 2.1(h) or Article V shall be applicable to any Employee who entered a Participation Agreement prior to the action amending the Plan. In the event of a termination of the Plan pursuant to this Section, unpaid benefits shall continue to be an obligation of the Employer and be paid as provided herein. The Employer may amend, modify or terminate a Participation Agreement, in whole or in part, at any time. No amendment or termination of the Plan or any Participation Agreement shall divest a Participant of any benefit which bad previously accrued to him or which had previously become payable to him prior to the amendment or termination under this Plan or the Participation Agreement.

           6.3 Adoption Procedure: With the consent of the Company, any Participating Affiliate may adopt this Plan for its Employees, on express condition that the Company assumes no liability as a result of any such adoption of this Plan by any Participating Affiliate. Such Participating Affiliate may adopt this Plan by action of its board of directors and by

               (a) executing an adoption instrument adopting the Plan with respect to all or any particular classification or classifications of persons in its employment, and agreeing to be bound as an Employer by all the terms, provisions, conditions, and limitations of the Plan; and

               (b) compiling and submitting all information required by the Company with reference to its Employees eligible for participation in the Plan.

The adoption instrument executed by any such Participating Affiliate may contain such changes and variations in the Plan terms as may be acceptable to the Company. The adoption instrument shall specify the effective date of such adoption of the Plan and the name of the Plan as it pertains to such adopting organization and its Employees and shall become, as to such organization and persons in its employment, a part of this Plan.

           IN WITNESS WHEREOF, the Company and each Employer have caused this instrument to be executed by their duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, this May 18, 1995, but effective as of January 1, 1995.

                                       MOORCO INTERNATIONAL INC.



                                       By /s/ Michael L. Tiner
                                          -----------------------
                                                 President

ATTEST:

/s/ James J. Nelson
- ------------------------
       Secretary

                                            ADOPTION BY PARTICIPATING AFFILIATES



                                            SMITH METER INC.


                                            By        /s/ Michael L. Tiner
                                               ---------------------------------
                                                         Vice President

ATTEST:

       /s/ James J. Nelson
- ----------------------------------
            Secretary



                                            CROSBY VALVE & GAGE COMPANY



                                            By        /s/ Michael L. Tiner
                                               ---------------------------------
                                                         Vice President

ATTEST:

       /s/ James J. Nelson
- ----------------------------------
            Secretary



                                            MOORCO SERVICE INC.



                                            By       /s/ Michael L. Tiner
                                               ---------------------------------
                                                           President
ATTEST:

       /s/ James J. Nelson
- ----------------------------------
            Secretary